UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2014

COLLECTORS UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27887	33-0846191
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1921 E. Alton Avenue, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 567-1234

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)     Compensatory Arrangements of Certain Officers.

Cash Incentive Awards for the Fiscal Year Ended June 30, 2014

As previously reported in a Current Report on Form 8-K filed with the SEC on December 13, 2013, the Compensation Committee of the Board of Directors (the “Compensation Committee” or the “Committee”) adopted the 2014 Cash Incentive Plan (the “Cash Incentive Plan” or the “Plan”). It then selected, as participants in the Plan, Robert G. Deuster and Joseph J. Wallace, the Company’s Chief Executive Officer and Chief Financial Officer, respectively, (the “Plan Participants”). The purposes of the Cash Incentive Plan were (i) to provide meaningful financial incentives for performance by the Plan Participants that would enable the Company to achieve at least a minimum, or threshold, financial performance goal, and a second and substantially greater, or target, financial performance goal which the Committee believed would result in increases in the trading prices of the Company’s shares, and (ii) to make a substantial portion of each Participant’s compensation for Fiscal 2014 contingent on the achievement of those goals.

On August 22, 2014, the Compensation Committee determined that the target financial performance goal had been achieved and, as a result, approved the payment of cash incentive awards to Messrs. Deuster and Wallace of $171,500 and $104,000, respectively, in accordance with the terms of the Cash Incentive Plan. The Compensation Committee also awarded discretionary cash bonuses to Messrs. Deuster and Wallace of $50,000 and $25,000, respectively, which the Committee concluded were merited due to the Company’s overall financial performance and the increase in the trading prices of the Company’s shares during Fiscal 2014.

The foregoing discussion is qualified in its entirety by the description of the 2014 Cash Incentive Plan contained in Item 5.02 of the above-mentioned Current Report on Form 8-K and by the Plan itself, a copy of which was attached as Exhibit 99.1 to that Current Report on Form 8-K.

Vesting of Performance-Contingent Restricted Shares Granted under the 2013 Long Term Incentive Plan

As previously reported and described in a Current Report on Form 8-K dated as of December 28, 2012, the Compensation Committee adopted a long term equity incentive program (the “LTIP”) for Mr. Deuster and Mr. Wallace and certain other key management employees of the Company (the “Program Participants”). The Compensation Committee granted a total of 200,000 and 75,000 restricted shares to Messrs. Deuster and Wallace, respectively, under the LTIP (the “LTIP Shares”). The vesting of the LTIP Shares was made contingent on the Company’s achievement of annual operating income goals during any fiscal year within a six fiscal year period ending June 30, 2018 (the “Performance Period”), as indicated in the following table:

Cumulative Percent of Shares Vested
If in any fiscal year during the term of the Program:
The Threshold Performance Goal is Achieved	10%
Intermediate Performance Goal #1 is Achieved	25%
Intermediate Performance Goal #2 is Achieved	45%
Intermediate Performance Goal #3 is Achieved	70%
The Maximum Performance Goal is Achieved	100%

The LTIP provides that upon the determination by the Compensation Committee that any of these performance goals has been achieved in any of these fiscal years, (i) one half of the LTIP Shares that corresponded to that goal will vest immediately, and (ii) the other one-half of those LTIP Shares would vest on June 30 of the following fiscal year provided that the Participant was still in the service of the Company on that date. On the other hand, if, for example, the highest financial performance goal achieved during the six year Performance Period is Intermediate Performance Goal #2, then, 45% of the LTIP Shares will have become vested and the other 55% of those Shares would be forfeited as of June 30, 2018.

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On August 22, 2014, the Compensation Committee determined that the Company had, during Fiscal 2014, achieved Intermediate Performance Goal #1. Accordingly, as provided in the LTIP:

(i)     in the case of Mr. Deuster, 25,000 LTIP Shares became vested immediately, and another 25,000 LTIP Shares will vest on June 30, 2015 provided that he is still in the Company’s employ on that date; and

(ii)     in the case of Mr. Wallace, 9,375 LTIP Shares became immediately vested, and another 9,375 LTIP Shares will vest on June 30, 2015 provided that he is still in the Company’s employ on that date.

The foregoing discussion is qualified in its entirety by the description of the LTIP set forth in Item 5.02 of the Company’s Current Report on Form 8-K dated December 28, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTORS UNIVERSE, INC.

Dated: August 28, 2014	By:	/s/ JOSEPH J. WALLACE
Joseph J. Wallace, Chief Financial Officer

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